Exhibit 10.1

Executive Officer Fiscal Year 2009 Bonus Plan

VistaPrint Limited

July 1, 2008 to June 30, 2009

The Executive Officer Bonus Plan (the “Plan”) will be reviewed annually and may be changed at any time by the Compensation Committee of the Board of Directors of VistaPrint Limited (the “Company”). The Company does not guarantee that a bonus plan will exist each year, or that bonuses will be paid in any given year. The Plan does not guarantee continued employment with the Company. The Plan is based on Company performance and the Company reserves the exclusive right to modify or terminate the Plan at its discretion at any time. For purposes of illustration and not limitation, the Company may modify its financial targets should it participate in a business combination.

A I. Eligibility

Executive officers of the Company and its various subsidiaries, as designated by the Board of Directors of VistaPrint Limited, are eligible to participate in the Plan. The current executive officers and their target bonus compensation under the plan are set forth in Annex A hereto. Executive officers hired or designated during fiscal year 2009 are eligible for a prorated bonus based on eligible base salary earnings for the remainder of the year.

II. Participation Levels

All executive officers’ incentive bonuses will be determined in accordance with the Plan. Eligible bonus will be based on a fixed target of a given dollar amount but may be less than, equal to, or greater than the target bonus based upon the Company’s overall performance against its financial goals.

III. Company Goals: Revenue and Earnings Per Share (EPS)

Executive Officer bonuses shall be based solely upon the Company’s performance against revenue and earnings per share goals that have been determined by the Board of Directors of VistaPrint Limited. The EPS and the Revenue bonus goals and achievement against those goals are based on the worldwide earnings per share and worldwide revenues of VistaPrint Limited.

•	Bonuses are to be paid annually to Robert Keane, Wendy Cebula and Janet Holian, approximately 30 days following the public filing by the Company of annual financial results.

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Bonuses for all executive officers other than Robert Keane, Wendy Cebula and Janet Holian are to be paid quarterly, approximately 30 days following the public filing by the Company of quarterly financial results.

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Target bonuses for executive officers will be allocated into two categories as follows: 50% to achievement of the Revenue target, and 50% to achievement of the EPS target. Such targets shall be based upon budget targets established by the Board of Directors.

•	For the purposes of the bonus calculation:

•	“Revenue” is defined as net revenue for the consolidated whole of VistaPrint Limited and all of its subsidiaries; and

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“EPS” is defined as earnings per share, on a fully diluted basis, calculated in accordance with US GAAP, including share based compensation expense determined in accordance with FAS 123R, for the consolidated whole of VistaPrint Limited and all of its subsidiaries.

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For those executive officers on the annual bonus plan, no annual executive officer bonuses will be paid for either Revenue or EPS achievements if, for that year, Revenue is less than 90% of budget goals; or if, for that year, EPS is less than 90% of budget goals. Likewise, for those executive officers on the quarterly bonus plan, no quarterly executive officer bonuses will be paid for either Revenue or EPS achievements, if for that quarter, Revenue is less than 90% of budget goals; or if, for that quarter, EPS is less than 90% of budget goals. Thereafter, bonuses will be paid for each category independently according to the tables below.

Revenue		Earnings Per Share
% of Target	Bonus Multiplier	% of Target	Bonus Multiplier
≤89.99%	0%	≤89.99%	0%
90%	50%	90%	25%
100%	100%	100%	100%
105%	200%	≥110%	200%
≥110%	300%

•	In the case where the EPS goal is expressed as a range:

•	Any EPS amount within that range will be considered 100% achievement

•	The average of the low and high end of the range shall be used as the denominator when calculating the percent of target EPS achieved when actual EPS falls outside of the target range

•	Interpolate a straight line between the above table entries.

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Example for an executive with a total target annual bonus of $100,000: if Company achieves 105% of its Revenue target and 90% of EPS target, the executive gets (200% x $50,000) + (25% x $50,000) = $112,500 actual bonus.

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End-of-year true-up clause for those executive officers on the quarterly payout bonus plan: upon public filing by Company of audited financials for a given fiscal year, fourth quarter bonuses will be adjusted upward (or downward as far as zero Q4 bonus) so that the full-year actual bonuses paid reflect the full-year actual results achieved.

ANNEX A

Executive Officers and Target and Maximum Bonuses

Executive Officer		Target Annual Bonus	Target Quarterly Bonus	Maximum Annual Bonus
Robert Keane	President, CEO	$415,000	N/A	$1,037,500
Wendy Cebula	President, NA Business Unit	$225,000	N/A	$562,500
Anne Drapeau*	EVP, Chief People Officer	$150,000	$37,500	$375,000
Harpreet Grewal**	EVP, Chief Financial Officer	$170,000	$42,500	$425,000
Janet Holian	President, EU Business Unit	$225,000	N/A	$562,500

*	Pursuant to the terms of the Transition Agreement dated as of April 3, 2008 among Ms. Drapeau, VistaPrint Limited, and VistaPrint USA, Incorporated, Ms. Drapeau is expected to remain employed by the Company through September 30, 2008, at which time she will no longer be entitled to any cash compensation.
**	Pursuant to the terms of the Transition Agreement dated as of May 13, 2008 among Mr. Grewal, VistaPrint Limited, and VistaPrint USA, Incorporated (the “Grewal Transition Agreement”), Mr. Grewal is expected to remain EVP, Chief Financial Officer of the Company until September 2, 2008, at which time he will immediately resign his position as Chief Financial Officer. His employment is expected to terminate as of October 2, 2008, at which time he will no longer be entitled to any cash compensation except to the extent expressly provided in the Grewal Transition Agreement.